Exhibit 99.1

For immediate release	February 8, 2018

Crown Crafts Reports Fiscal 2018 Third Quarter Results

●	Sales up 1.2% for the quarter
●	Steady gross margin year-to-date
●	Board declares a quarterly dividend of $0.08 per share
●	Non-cash income tax charges cut net income for the quarter by more than half

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2018 third quarter, which ended December 31, 2017.

“We are pleased that with the help of Carousel Designs, sales for the quarter were up compared with the prior year,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “However, we experienced some challenges during the quarter that caused a decrease in profitability, including charges for acquisition expenses and increased credit costs associated with a major customer who filed for bankruptcy that were not incurred in the prior year. Additionally, due to the timing of the acquisition of the Sassy®-branded product line, we recorded several weeks of expenses compared to a relatively small amount of additional sales during the quarter. One of our subsidiaries also experienced a shift in both customer and product mix that was less profitable, as well as higher sales of closeout inventory, which are typically sold at lower margins. Finally, several non-cash charges to income tax expense were required by recent tax legislation. These charges, which amounted to $541,000, had the effect of lowering net income for the quarter by more than half and cut diluted earnings per share for the quarter by $0.05.”

Financial Results

Net income for the third quarter of fiscal 2018 was $531,000, or $0.05 per diluted share, on net sales of $17.5 million, compared with net income of $1.9 million, or $0.19 per diluted share, on net sales of $17.3 million for the third quarter of fiscal 2017. Gross profit for the current-year quarter was 30.1% of net sales, down from 32.7% in the prior-year quarter.

For the nine-month period, net income was $1.8 million, or $0.18 per diluted share, on net sales of $47.6 million, compared with net income of $4.0 million, or $0.39 per diluted share, on net sales of $48.7 million for the first nine months of fiscal 2017. Gross profit for both nine-month periods was unchanged at 29.2% of net sales.

The Company recorded certain pre-tax expenses totaling $241,000 and $1.1 million during the three and nine-month periods of fiscal 2018, respectively, that were not incurred in fiscal 2017. For the quarter, these expenses included $81,000 in credit coverage fees on a retailer that filed for bankruptcy during the second quarter and $160,000 in costs associated with the Company’s acquisitions of Carousel Designs and Sassy. For the nine-month period, these expenses included $572,000 in credit coverage fees, $424,000 in costs associated with the Company’s acquisitions of Carousel Designs and Sassy, and $90,000 in audit fees associated with the Company’s transition from a smaller reporting company to an accelerated filer for SEC purposes. On an after-tax basis, these expenses totaled $170,000 and $728,000 for the three and nine-month periods of fiscal 2018, respectively. Additionally, although tax legislation enacted on December 22, 2017 lowered the federal corporate tax rate to be applied in future periods to 21%, the Company incurred non-cash revaluations of its deferred tax assets and its reserve for unrecognized tax benefits of $409,000 and $132,000, respectively, which taken together negatively affected the quarter and year-to-date diluted earnings per share by $0.05. The Company expects the reduction in the tax rate to positively affect its future earnings.

“The acquisitions that we have completed in the past several months offer the Company exciting new opportunities to diversify both our customer and product mix. Carousel Designs opens a new channel of distribution for the Company – customized and personalized products sold direct to the end consumer – and Sassy’s line of early childhood developmental toys gives us new and exciting product offerings,” continued Chestnut.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 6, 2018 to stockholders of record at the close of business on March 16, 2018. “We are pleased to once again reward our stockholders for their support by providing a dividend, which reflects our Board’s continued confidence in the business and Crown Crafts’ commitment to return value to our stockholders,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on February 15, 2018. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10116314.

About Crown Crafts, Inc.

Crown Crafts, Inc., founded in 1957, is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. Crown Crafts, Inc. operates through its three wholly owned subsidiaries, Crown Crafts Infant Products, Inc., Hamco, Inc. (which includes the Sassy product line) and Carousel Designs, LLC. The Company’s subsidiaries market a variety of infant, toddler and juvenile products under Company-owned trademarks as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer or	Halliburton Investor Relations
(225) 647-9124	(225) 647-9124
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Net sales	$17,476	$17,262	$47,584	$48,670
Gross profit	5,269	5,639	13,893	14,235
Gross profit percentage	30.1%	32.7%	29.2%	29.2%
Income from operations	1,613	3,063	3,529	6,059
Income before income tax expense	1,578	3,088	3,524	6,136
Income tax expense	1,047	1,227	1,750	2,173
Net income	531	1,861	1,774	3,963
Basic earnings per share	$0.05	$0.19	$0.18	$0.40
Diluted earnings per share	$0.05	$0.19	$0.18	$0.39

Weighted Average Shares Outstanding:
Basic	10,086	10,031	10,068	10,007
Diluted	10,090	10,058	10,075	10,040

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	December 31, 2017
	(Unaudited)	April 2, 2017
Cash and cash equivalents	$117	$7,892
Accounts receivable, net of allowances	12,764	15,614
Inventories	22,844	15,821
Total current assets	37,830	41,110
Finite-lived intangible assets - net	7,750	3,128
Goodwill	6,863	1,126
Total assets	$55,099	$47,184

Total current liabilities	13,087	7,573
Long-term debt	2,311	-

Shareholders’ equity	38,745	38,923
Total liabilities and shareholders’ equity	$55,099	$47,184